Exhibit 99.13

PropertyGuru Group Limited

Paya Lebar Quarter 1

Paya Lebar Link

#12-01/04

Singapore 408533

January 24, 2022

Re: PropertyGuru Group Limited — Registration Statement on Form F-4

Representation under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

PropertyGuru Group Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), a foreign private issuer, is making this representation in connection with the Company’s filing on the date hereof of its registration statement on Form F-4 (the “Registration Statement”) relating to a proposed initial public offering in the United States of the Company’s ordinary shares and warrants to purchase ordinary shares in connection with a business combination of the Company and Bridgetown 2 Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“BT2”), involving a merger and amalgamation, upon the consummation of which, PropertyGuru Pte. Ltd., a Singapore private company limited by shares (“PropertyGuru”) would become a wholly-owned subsidiary of the Company, pursuant to a business combination agreement dated July 23, 2021, by and among the Company, BT2 and PropertyGuru, among others.

The Company has included in the Registration Statement audited consolidated financial statements for PropertyGuru as of December 31, 2020.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the registration statement on Form F-4 must contain audited financial statements of a date not older than 12 months from the date of the offering unless a representation is made pursuant to Instruction 2 to Item 8.A.2. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1. The Company and PropertyGuru are not currently public reporting companies in any jurisdiction and are not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of filing the Registration Statement.

2. Compliance with the requirement in Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company and PropertyGuru.

3. At the time the Registration Statement is declared effective, the Company’s Registration Statement will have audited financial statements of PropertyGuru not older than fifteen months.

The Company is filing this representation as an exhibit to the Registration Statement on Form F-4 pursuant to Instruction 2 to Item 8.A.4.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this representation as of the date first above written.

PROPERTYGURU GROUP LIMITED

By:	/s/ Daniel Wong
Name: Daniel Wong
Title: Director

[Signature Page to Item 8.A Representation]